Exhibit 99.1

Infinity Energy Resources Joins OTCQB Venture Market

OVERLAND PARK, Kansas, July 13, 2021 — Infinity Energy Resources, Inc. (OTCQB: IFNY) (the “Company”), an independent oil and gas exploration and development company, today announced that that the Company’s common stock has been up-listed and approved for quotation on the OTCQB® Venture Market effective June 13, 2021. The Company will continue to be quoted under the quotation symbol “IFNY.” Investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com.

The OTCQB® Venture Market is operated by the OTC Markets Group, Inc. and designed for entrepreneurial and development stage companies located both in the United States and abroad. Considered an established public market by the Securities and Exchange Commission, the OTCQB® Venture Market provides current public information to investors that need to analyze, value, and trade securities. OTCQB eligible companies must be current in their reporting, and undergo an annual verification and management certification process. Companies must also have a minimum ($0.01) bid of its stock and may not be in bankruptcy.

Stanton E. Ross, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, said, “We are very pleased to have been approved by OTC Markets Group to begin quotation on the OTCQB Venture Market. We believe that this is an important milestone for the Company and another successful step in our continued progress towards increasing investor awareness, visibility, transparency and trading liquidity of our common stock. We believe that the acceptance to the OTCQB will assist us in continuing to grow our business, as well as enhance our shareholder value.”

About Infinity Energy Resources, Inc.

Infinity Energy Resources, Inc. is an oil, natural gas and noble gas exploration, development and production company, which is primarily in the business of drilling and operating oil & gas wells. It owns the production and mineral rights/leasehold for oil and gas properties in the Central Kansas Uplift geological formation covering over 11,000 contiguous acres, which includes existing production equipment, infrastructure and ownership of 11 square miles of existing 3-D seismic data on the acreage.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates the OTCQX® Best Market, the OTCQB® Venture Market and the Pink® Open Market for 11,000 U.S. and global securities. Through OTC Link® ATS and OTC Link ECN, it connects a diverse network of broker-dealers that provide liquidity and execution services. OTC Markets Group Inc. enable investors to easily trade through the broker of their choice and empower companies to improve the quality of information available for investors.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. The Company does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in the Company’s documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements speak only as of the date of this press release. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.